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                                                                   EXHIBIT 10.33

                           NETWORKS ASSOCIATES, INC.

                      GEORGE SAMENUK EMPLOYMENT AGREEMENT

     This Agreement is made by and between Networks Associates, Inc. (the "Company"), and George Samenuk ("Executive") as of January 2, 2001.

     1.   Duties and Scope of Employment.

          (a) Positions; Employment Commencement Date; Duties. Executive's employment with the Company pursuant to this Agreement shall commence upon January 3, 2001 (the "Employment Commencement Date"). As of the Employment Commencement Date, the Company shall employ the Executive as the President and Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company (the "Board"). The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board.

          (b) Board Position and Duties. Upon the Employment Commencement Date, Executive shall be appointed to the Board. The Board agrees to work with Executive to effect his transition to the position of Chairman of the Board no later than six (6) months following the Employment Commencement Date.

          (c) Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof without obtaining such prior approval, so long as such corporation does not compete with the Company.

     2. Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans; provided, however, that Executive shall be allowed to maintain his coverage under the $10 million term life insurance policy and the long-term disability insurance policy previously paid for by his prior employer (the "Prior Life and LTD Coverage"), and the Company, during the Employment Term, shall either pay the premiums for such coverage directly to the applicable insurance carriers or shall reimburse Executive for such coverage directly to the applicable insurance carriers or shall reimburse Executive for the premiums that he pays to maintain such coverage. During the period of any such Company-paid Prior Life and LTD Coverage, Executive shall not be covered by the life insurance and long-term disability programs of the Company. In the event that, upon or at any time during the Employment Term, Executive ceases to be covered pursuant to the Prior Life and LTD Coverage, Executive shall become covered under the life insurance and long-term disability plans of the Company to the full extent provided for under those plans. In addition, during the Employment Term, the Company shall pay the cost of any COBRA payments to insure continuing medical




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coverage for Executive, his spouse, and his dependent children until their transfer to the Company's medical insurance plan is effected.

     3. Vacation. During the Employment Term, Executive shall be eligible for paid vacation in accordance with the Company's standard policy for senior management employees, as it may be amended from time to time; provided, however, that Executive will receive at least fifteen (15) days of paid vacation per year.

     4. Business Expense Reimbursements. During the Employment Term, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     5.   Relocation and Temporary Living Expenses.

          (a) Relocation Assistance. In connection with Executive's relocation to the San Francisco Bay Area, the Company will reimburse Executive for the following reasonable costs:

               (i) Transaction costs associated with Executive buying a new residence in the San Francisco Bay Area (including, but not limited to, closing costs, inspection costs, title insurance costs, brokerage fees and related fees, etc.).

               (ii) Transaction costs associated with Executive selling his existing residence (including, but not limited to, closing costs, inspection costs, title insurance costs, brokerage fees and related fees, etc.).

               (iii) Costs associated with moving vehicles, household furnishings and personal effects (including packing and unpacking of household goods) of Executive and his family to the San Francisco Bay Area.

               (iv) Costs associated with two house-hunting trips by Executive and his family to the San Francisco Bay Area (including, but not limited to, airfare, travel transportation, lodging and meals).

               (v) Transportation costs associated with Executive and his family moving to the San Francisco Bay Area.

          (b) Gross Up Payment. To the extent that the Company's payment or reimbursement of the relocation costs in Section 5(a) above is taxable to Executive, the Company will make a tax gross up payment to Executive which, after the deduction of all applicable taxes, will leave a net amount equal to the tax payments due.

          (c) Temporary Living Expenses. The Company will pay for Executive's temporary living costs until the earlier of October 3, 2001 or such time as Executive, his spouse, and dependent children permanently relocate to the San Francisco Bay Area and have moved into a permanent residence in the Bay Area. The Company and Executive agree that such costs cannot be fully anticipated at this time, and may include, but are not limited to the following: (i) a monthly


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housing allowance, subject to a maximum monthly payment which, once any applicable taxes are withheld, will leave a net monthly housing allowance to Executive of $12,000; Executive may use this monthly allowance for the rental of temporary housing in the Bay Area comparable to his current residence; and (ii) reimbursement for weekly weekend airfares for Executive to return home on commercial airlines. It is expected that Executive will make reasonable efforts to coordinate these weekend trips home with regular business trips. In the event that there are additional unanticipated temporary living expenses, the Company will evaluate in good faith payment of such expenses with the intent to make Executive whole. To the extent that the Company's payment or reimbursement of the weekly weekend airfares provided by this Section 5(c) is taxable to Executive, the Company will make a tax gross up payment to Executive which after the deduction of all applicable taxes, will leave a net amount equal to the tax payments due.

     6. At-Will Employment. Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no reason, at the option either of the Company or Executive.

     7.   Compensation.

          (a) Base Salary. During the Employment Term, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of seven hundred and twenty thousand dollars ($720,000). Such base salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive's annualized base salary shall be reviewed annually by the Compensation Committee of the Board for possible adjustments in light of Executive's performance and competitive data and, if appropriate, Executive's annualized base salary shall be increased. (The annualized base salary to be paid to Executive pursuant to this Section 7(a), together with any subsequent increases thereto, shall be referred to in this Agreement as the "Base Salary.")

          (b) Bonuses. Executive shall be eligible to earn an annual target bonus equal to one hundred percent (100%) of Base Salary based upon achievement of goals mutually agreed upon by the Company and the Executive for each calendar year starting the year commencing January 1, 2001. (Executive's annual target bonus opportunity provided by this Section 7(b), together with any subsequent increases thereto, shall be referred to in this Agreement as the "Target Bonus.")

          (c) Loan. The Company shall grant to Executive an interest-free loan of up to the lesser of (i) six million dollars ($6,000,000) or (ii) 80% of the new home's sale price to Executive, to purchase a primary residence in the San Francisco Bay Area (the "Relocation Loan"). The Relocation Loan shall be fully-recourse and additionally secured by the primary residence. The Relocation Loan will be due and payable on the earlier of (i) four years following the Employment Commencement Date; or (ii) nine months following any termination of Executive's employment with the Company. The Company will work with Executive to determine the most tax-effective manner to structure the Relocation Loan.


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          (d)  Sign-On Bonus. Subject to accelerated payment as provided in
Sections 7(g)(ii) and 7(g)(iii) below, the Company will pay Executive two hundred thousand dollars ($200,000) within one week of the Employment Commencement Date and fifty thousand dollars ($50,000) on each of the first twelve monthly anniversaries of the Employment Commencement Date for a total sign-on bonus of eight hundred thousand dollars ($800,000) (the "Sign-On Bonus"), subject to Executive being employed by the Company as of each payment date.

          (e)  Stock Option.

               (i) Grant. As of the Employment Commencement Date, Executive shall be granted an immediately exercisable stock option (the "Stock Option") to purchase a total of one million and two hundred thousand (1,200,000) shares of Company common stock subject to the 2000 Nonstatutory Stock Option Plan, as amended, with a per share exercise price equal to the fair market value of the shares on the date of grant. Subject to accelerated vesting provisions of this Agreement, if Executive exercises the Stock Option early, then the Company shall have the right to repurchase unvested shares subject to the Stock Option at the original purchase price, in the event of the termination of Executive's employment prior to vesting. The Stock Option shall be for a term of ten (10) years (or shorter upon termination of employment relationship with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as follows: (1) twenty-five percent (25%) of the shares subject to the Stock Option shall vest, and if applicable the Company's right to repurchase the same such 25% of the shares subject to the Stock Option will lapse, twelve (12) months after the Employment Commencement Date and (2) one forty-eighth (1/48th) of the shares subject to the Stock Option shall vest, and if applicable the Company's right to repurchase the same such portion of shares subject to the Stock Option shall lapse, each month thereafter on the third (3rd) day of each month, so as to be one hundred percent (100%) vested on the four (4) year anniversary of the Employment Commencement Date, conditioned upon Executive's continued employment with the Company as of each vesting date. Except as specified otherwise herein, these option grants are in all respects subject to the terms, definitions and provisions of the Company's 2000 Nonstatutory Stock Option Plan and the standard form of stock option agreement thereunder (the "Option Agreement") (as necessarily modified so as not to conflict with the provisions of this Agreement), which documents are incorporated herein by reference.

          (f)  Restricted Stock.

               (i) Grant. On the Employment Commencement Date, Executive shall purchase four hundred thousand (400,000) shares of the Company's Common Stock (the "Restricted Stock"), subject to the 2000 Nonstatutory Stock Option Plan, at a price of $0.01 per share, which is equal to the par value of the stock. Subject to accelerated vesting as provided elsewhere in this Agreement, the Restricted Stock shall vest and the Company's right to repurchase the Restricted Stock shall lapse, with respect to one-eighth (1/8) of the Restricted Stock on each of the first four quarterly anniversaries of the Employment Commencement Date. The Company's right to repurchase the Restricted Stock shall lapse as to the remaining fifty percent (50%) of the Restricted Stock and the Restricted Stock shall vest on the second (2nd) year anniversary of the Employment Commencement Date, so as to be one hundred percent (100%) vested on the second
(2nd) year anniversary of the Employment Commencement Date. All vesting provided for in this Section 7(f)(i) is subject to Executive's continued employment with the Company as of each vesting date. This purchase is subject to Executive entering into the Company's form of Restricted Stock Purchase


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Agreement, as necessarily modified so as not to conflict with the provisions of this Agreement, which provides the Company with the right to repurchase unvested shares at the original purchase price in the event of Executive's termination of employment prior to vesting and other standard terms and conditions.

                  (ii) Loan for Tax Payments. If Executive so requests, the Company will loan to Executive such amounts as are necessary to pay all taxes due upon the vesting of the Restricted Stock. The loans will be made subject to Executive executing a full recourse promissory note and will be at the lowest interest rates permissible to avoid imputed income and will be secured by those shares of stock equal to the amount of the particular loan. The loans will be due two years after the date of the loans.

            (g)   Severance.

                  (i) Termination For Any Reason. Notwithstanding Executive's entitlement to severance benefits under certain circumstances discussed below in this Section 7(g), upon the termination of Executive's employment for any reason, the Company shall pay Executive all Base Salary, bonus, and accrued but unpaid vacation earned through the date of termination, reimburse Executive for all necessary and reasonable expenses in accordance with Section 4 and for any other expenses pursuant to this Agreement for which reimbursement is still due, and continue Executive's benefits under the Company's then-existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

                  (ii) Upon Termination Other Than for Cause or Resignation for Good Reason Prior to Change of Control. If, prior to a Change of Control, Executive resigns his employment with the Company for Good Reason or Executive's employment is terminated by the Company other than for (x) Cause,
(y) Executive's death, or (z) Executive's Total Disability, then, subject to Executive executing, and not revoking, the Mutual Release of Claims attached hereto as Exhibit A with the Company and not materially breaching the provisions of Section 17 hereof, (1) Executive's Stock Option and Executive's Restricted Stock each shall have their vesting accelerated to receive an additional twelve (12) months of vesting, and, if applicable, the right of repurchase applicable to the shares subject to the Stock Option and/or the Restricted Stock shall lapse as if Executive had worked for the Company for an additional twelve (12) months, (2) Executive shall receive 24 monthly payments, each equal to 1/24 of the sum of twice Executive's Base Salary plus twice his Target Bonus, less applicable withholding, and otherwise in accordance with the Company's standard payroll practices, (3) the Company shall pay the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") through the lesser of (x) eighteen (18) months from the date of Executive's termination of employment, or (y) the date upon which Executive and his covered dependents are covered by similar plans of Executive's new employer, (4) the Company shall pay Executive a lump sum payment of any remaining portion of the Full Sign-On Bonus that had not already been paid to Executive, and (5) the Company shall provide Executive with all other Company welfare plan and fringe benefits, and continued life insurance and long-term disability coverage (including the Prior Life and LTD coverage), in which Executive participated prior to his termination through the lesser of
(x) eighteen (18) months from the date of Executive's termination of employment, or (y) the date upon which Executive and his covered dependents are covered by similar plans of Executive's new employer,


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and if Executive is ineligible to continue participating in one or more of such benefit plans or programs of the Company, the Company shall provide Executive with such benefits on an equivalent basis, including a full Tax Gross-Up to Executive (which, after deduction of all applicable taxes, will leave a net amount equal to the tax payments due) to the extent such benefits constitute taxable income to the Executive but were provided to Executive on a non-taxable basis while Executive was employed by the Company.

               (iii) Upon Termination Other Than for Cause of Resignation for Good Reason On or At Any Time Following Change of Control. If, on or at any time following a Change of Control, Executive resigns his employment with the Company for Good Reason, or Executive's employment with the Company is terminated by the Company other than for (x) Cause, (y) Executive's death, or
(z) Executive's Total Disability, then, subject to Executive executing, and not revoking, the Mutual Release of Claims attached hereto as Exhibit A with the Company and not materially breaching the provisions of Section 17 hereof, the Company shall provide Executive with all of the severance benefits listed in
Section 7(g)(ii), except that all of the remaining unvested shares subject to Executive's Stock Option and all of the remaining unvested shares subject to Executive's Restricted Stock immediately shall have their vesting accelerated in full, and if applicable the Company's right to repurchase all of the same such shares immediately shall lapse.

               (iv) Upon Termination Due to Death. In the event that Executive's employment terminates due to his death, then an additional amount of shares equal to fifty percent (50%) of the unvested shares subject to Executive's Stock Option and Restricted Stock (but not more than the total number of shares subject to each) immediately shall have their vesting accelerated in full, and if applicable the Company's right to repurchase the same such fifty percent (50%) of the unvested shares immediately shall lapse.

               (v) Resignation Other Than For Good Reason or Termination for Cause. Except as otherwise specified in herein, in the event Executive terminates his employment other than for Good Reason or Executive's employment is terminated by the Company for Cause or due to Executive's Total Disability, then all vesting of the Stock Option, Restricted Stock and any other equity compensation shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, as specified in Section 7(g)(i) above).

               (vi) Definitions.

                    (1) Termination for Cause. For the purposes of this Agreement, a termination of Executive's employment for "Cause" means a termination of Executive's employment by the Company based upon a good faith determination by the Board that one or more of the following has occurred: a) Executive's commission of a material act of fraud with respect to the Company in connection with Executive carrying out his responsibilities as an employee, b) Executive's conviction of, or plea of nolo contendere to, a felony, c) Executive's gross misconduct in connection with the performance of his duties hereunder, or d) Executive's material breach of his obligations under this Agreement; provided, however, that with respect to clauses c) and d), the Company must first give Executive a written notice and explanation specifying the basis for the Board's determination of the existence of "Cause" for termination and then provide Executive with at least thirty (30) days after delivery of such written notice and explanation to cure


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the alleged basis for the Board's determination. A termination of Executive's employment by the Company for any other reason or under any other circumstances, except Executive's death or Total Disability, will be a termination other than for Cause.

               (2) Change of Control. For the purposes of this Agreement, "Change of Control" is defined as:

                    a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                    b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either i) are directors of the Company as of the date hereof, or ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                    c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                    d) The consummation of the sale by the Company of all or substantially all of the Company's assets.

               (3) Resignation for Good Reason. For the purposes of this Agreement, a resignation for "Good Reason" means the resignation by Executive of his employment within ninety (90) days of the occurrence of any one or more the following events without Executive's written consent, which consent may be withheld in Executive's sole discretion: a) a reduction by the Company or a successor in Executive's Base Salary and/or Target Bonus, b) a material reduction by the Company or a successor in Executive's benefits, c) a reduction by the Company or a successor in Executive's title and/or a material reduction in Executive's authority and/or duties, d) a change in Executive's reporting relationship such that he no longer reports directly to the Board or the Board of Directors of the Company's successor; e) the requirement that Executive relocate more than thirty-five (35) miles from his then-current office location;
f) the failure of the Company to make Executive Chairman of the Board by on or before July 3, 2001; or g) the failure of any successor to the Company to assume this Agreement pursuant to Section 8 below; provided, however, that Executive shall first provide the Board with a written notice and explanation specifying the basis for his determination of the existence of Good Reason for his resignation and then provide the Board with at least thirty (30) days after delivery of such written notice and explanation in which to cure such basis, and further provided that Good Reason will not


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exist for resignation if Executive voted in favor of a Change of Control and following that Change of Control Executive is not made Chief Executive Officer of the successor company, but rather, is made the head of a division, subsidiary, or other business unit with duties, responsibilities and title comparable to those he possessed prior to the Change of Control.

          (4) Total Disability. For the purposes of this Agreement, "Total Disability" shall mean Executive's mental or physical impairment which prevents Executive from performing the responsibilities and duties of his position for 180 consecutive days or six (6) months in the aggregate during any twelve (12) month period. Any question as to the existence or extent of Executive's mental or physical impairment upon which Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and approved by Executive, which approval shall not unreasonably be withheld. Upon the existence and required duration of such Total Disability, the Company may then terminate Executive's employment for such reason by giving Executive written notice of termination for such reason.

     8. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

     9. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          If to the Company:  Networks Associates, Inc.
                              4099 McEwen Road
                              Dallas, TX 75244
                              Attn: General Counsel

          If to Executive:    George Samenuk
                              at the last residential address known by the Company.

     10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

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     11.  Indemnification. The Company and Executive agree to enter into the
Company's standard Indemnification Agreement, attached hereto as Exhibit B, upon Executive commencing employment hereunder.

     12. Proprietary Information Agreement. Executive agrees to enter into the Company's standard Employment, Confidential Information and Invention Assignment Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder, as modified so as not to conflict with the provisions of this Agreement.

     13. Entire Agreement. This Agreement, the Stock Plan, the Restricted Stock Purchase Agreement, the Option Agreements, the employee and fringe benefit referred to in Section 2, the Indemnification Agreement, and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     14.  Non-Binding Mediation, Arbitration and Equitable Relief.

          (a) The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation.

          (b) In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties will attempt in good faith to resolve such dispute or claim by non-binding mediation in Santa Clara County, California to be conducted by one mediator belonging to either the American Arbitration Association or JAMS. The mediation shall be held within thirty (30) days of the request therefor, unless the parties agree to a later deadline. The costs of the mediation shall be borne equally by the parties to the mediation.

          (c) Executive and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association and California Code of Civil Procedure section 1283.05 regarding discovery, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, which has not been resolved by negotiation or mediation as set forth in Sections 14(a) and 14(b), except that any dispute or claim for workers' compensation benefits or unemployment insurance benefits, shall be excluded from this agreement to arbitrate.

          (d) The Company shall pay the cost of the arbitration filing and hearing fees and the cost of the arbitrator, and any other expense or cost that is unique to arbitration or that Executive would not be required to bear if he were free to bring the dispute or claim in court. Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator. The arbitration shall take place in Santa Clara County, California. The arbitrator shall apply California law, without reference to rules of conflicts of law, to the resolution of any dispute. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award shall be subject to correction, confirmation, or vacation, as provided by California Code of Civil Procedure section 1285 et seq. and any applicable California case law setting forth the standard


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of judicial review of arbitration awards. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this
Section 14, without breach of this Section 14.

            (e) EXECUTIVE AND THE COMPANY EACH UNDERSTAND AND AGREE THAT THE ARBITRATION OF ANY DISPUTE OR CONTROVERSY LISTED IN SECTION 14(c) SHALL BE INSTEAD OF A HEARING OR TRIAL BEFORE A COURT OR JURY. EXECUTIVE AND THE COMPANY EACH UNDERSTAND THAT EXECUTIVE AND THE COMPANY ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A HEARING OR TRIAL BEFORE A COURT OR JURY REGARDING ANY DISPUTE OR CONTROVERSY LISTED IN SECTION 14(c) WHICH THEY NOW HAVE OR WHICH THEY MAY HAVE IN THE FUTURE. Nothing in this Agreement shall be interpreted as restricting or prohibiting Executive from filing a charge or complaint with a federal, state or local administrative agency charged with investigating and/or prosecuting such charges or complaints under any applicable federal, state, or municipal law or regulation.

      15. No Mitigation. Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

      16. Advisor & Legal Fee Reimbursement. The Company agrees to directly pay Executive's reasonable advisor and legal fees associated with negotiating and entering into this Agreement and related documents up to $20,000 upon receiving general invoices for such services.

      17.   Covenants Not to Compete and Not to Solicit.

            (a) Covenant Not to Compete. In consideration solely for the severance benefits that Executive would receive pursuant to Section 7(g)(ii) or 7(g)(iii) after termination of his employment, and contingent upon Executive's actual receipt of such severance benefits, Executive agrees that, until the earliest of (i) the end of the twenty-four (24) month period following the date of the termination of his employment, (ii) the date on which Executive resigns his employment other than for Good Reason or notifies the Company that he has voluntarily elected to cease receiving severance benefits, or (iii) the date on which the Company terminates Executive's employment for Cause or due to Total Disability or notifies Executive that he is not entitled to any severance benefits, Executive will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation, business, or segment of any business that is engaged in the design, development, marketing, distribution, or sale of anti-virus network security software anywhere in the world; provided, however, that nothing herein will prevent Executive from being employed by, or providing services to, any division or business unit of any company, when that division or business unit is not involved in the design, development, marketing, distribution, or sale of anti-virus network security software, as long as Executive has no responsibilities or duties for any division or business unit of such company that is involved in the design, development, marketing, distribution or sale of anti-virus network security software. Ownership of less than 3% of the outstanding voting stock of a corporation or other entity will not constitute a violation of this Section 17(a).

            (b) Covenant Not to Solicit. In consideration for the benefits Executive is to receive herein Executive agrees that he will not, at any time during the twenty-four (24) months



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

following his termination date, directly or indirectly solicit any individuals to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current employees.

          (c) Representations. The parties intend that the covenants contained in Sections 17(a) and 17(b) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.

          (d) Reformation. In the event that the provisions of this Section 17 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

          (e) Reasonableness of Covenants. Executive represents that he (i) is familiar with the covenants in this Section 17, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants; provided however, that Executive only represents that the covenant not to compete in
Section 17(a) is reasonable to the extent that Executive actually would be receiving severance benefits from the Company during the time period when such covenant would be in effect.

     18. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an authorized member of the Board.

     19. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

     20. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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
     IN WITNESS WHEREOF, the undersigned have executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above:


NETWORKS ASSOCIATES, INC.

By: /s/ KENT H. ROBERTS
    -------------------------
        Kent H. Roberts

Title: Vice President
       ----------------------


EXECUTIVE

/s/ GEORGE SAMENUK
-----------------------------
George Samenuk


Attachments:

Exhibit A: Mutual Release of Claims

Exhibit B: Indemnification Agreement




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